LETTER OF INTENT

November 19, 2009

Manas Petroleum Corporation
Bahnhofstrasse 9,
6341 Baar, Switzerland

Attention: President

Dear Sirs:

When countersigned by each of the parties, the following will constitute our letter of intent, outlining the general terms with respect to the acquisition by WWI Resources Ltd ("WWI") of all of the issued and outstanding securities of DWM Petroleum A.G. ("DWM") or another wholly owned subsidiary of Manas Petroleum Corporation ("Manas") that will own the 100% interest in the Albania assets.

1. **Existing Capital Structure.** WWI is continued under the laws of the Province of British Columbia and is a reporting company in British Columbia and Alberta. The common shares of WWI trade on the TSX Venture Exchange. A schedule of the outstanding share capital of WWI, including any outstanding convertible securities, is set out in Schedule "A" hereto. WWI will, immediately prior to the closing of the transactions contemplated herein, have no significant assets (other than cash of approximately Cdn$5,000,000) or liabilities, other than accruals in connection with the transactions contemplated herein.

Manas is a public company incorporated in the state of Nevada and is a reporting company in the United States. The common shares of Manas trade on NASDAQ. DWM is incorporated under the laws of Switzerland and is not a reporting company in any jurisdiction. A schedule of the outstanding securities of DWM, including any outstanding convertible securities, is set forth on Schedule "B" hereto. The documents filed with the Securities and Exchange Commission accurately set forth the financial position of Manas, DWM and the properties and other assets held by DWM. DWM owns a 100% working interest in 3 onshore production sharing contracts consisting of 6 blocks located in Albania and known as blocks A, B, D, E, 2 and 3. DWM has US$6 million in debt.

2. **Definitive Agreement**. WWI will prepare and promptly submit to Manas and the parties will diligently and in good faith thereafter negotiate, a definitive agreement (the "Definitive Agreement") incorporating the principal terms of the contemplated transactions set forth herein and, in addition, such other terms and provisions of a more detailed nature as the parties may agree upon. Unless otherwise agreed between the parties, such Definitive Agreement shall provide that WWI will acquire all of the issued and outstanding securities of DWM in consideration of $2 million and for the issuance to Manas of 100,000,000 common shares of WWI. Upon signing of the Definitive Agreement WWI shall make the $2 million payment and advance $3 million to DWM for working capital purposes. Additionally, the Definitive Agreement will provide that WWI will issue a further 150,000,000 common shares to Manas as follows:

(a) 100,000,000 common shares upon completion of the first well by DWM

(b) 25,000,000 common shares upon receipt of a report prepared pursuant to National Instrument 51-101 confirming that DWM has 2P reserves of not less than 50,000,000 barrels of oil equivalent; and

(c) upon DWM being in receipt of a report prepared pursuant to National Instrument 51-101 confirming that DWM has 2P reserves in excess of 50,000,000 barrels of oil equivalent, for each 50,000,000 barrels of oil equivalent over and above 50,000,000 barrels of oil equivalent, WWI will issue an additional 500,000 common shares to Manas to a maximum of 25,000,000 common shares.

The common shares to be issued to Manas will be subject to resale restrictions under Canadian and U.S. securities laws. In the Definitive Agreement, each of WWI and Manas will make such representations and warranties as are customary in transactions of this nature, including, without limitation, representations as to such parties' power, authority and standing to engage in the contemplated transaction; the absence of material pending or threatened litigation and liabilities (contingent or otherwise) affecting the business of WWI or DWM; the accuracy of the respective financial statements of WWI and DWM; the absence of any material adverse changes in the business or the financial condition of WWI and DWM, respectively; the absence of any material default by WWI and DWM under the material contracts included in the business of WWI and DWM, respectively; and the accuracy, in all material respects, of the information, contracts and other materials furnished by any party hereto for review by the other party hereto. All representations and warranties will survive the closing of the transaction contemplated in the Definitive Agreement and any and all investigations at any time made by or on behalf of the parties. Specific reference herein to the foregoing representations will not preclude WWI or Manas, respectively, from requiring such additional representations from the other party hereto as such party may deem advisable in the Definitive Agreement.

3. **Due Diligence Period**. The parties shall have a due diligence period commencing upon the execution of this Letter of Intent by all parties and expiring on the 7th business day after execution of this Letter of Intent (the "Due Diligence Period"). During the Due Diligence Period each of Manas and WWI will have the right to conduct a full due diligence investigation, as more particularly set forth in Section 5. If the results of these due diligence investigations are unsatisfactory to either party, in its sole determination, then such party will have the option by 5:00 p.m. (Vancouver time), on the last day of the Due Diligence Period, to terminate this Letter of Intent and, as applicable, the Definitive Agreement, without liability, unless such date and time is mutually extended by the parties in writing.

4. **Conditions to Closing**. The parties' obligation to close the contemplated transactions will be subject to specified conditions precedent including, but not limited to, the following:

(a) All consents, approvals and other authorizations of any regulatory authorities, shareholders or third parties;

(b) The representations and warranties of Manas and WWI in the Definitive Agreement will remain accurate at and as of the closing, and no material adverse changes in the business of DWM or WWI shall have occurred;

(c) Manas shall deliver to WWI audited and unaudited financial statements of DWM for the periods required pursuant to applicable regulatory policies, for inclusion in any information circular, filing statement or other filing required by applicable regulatory authorities;

(d) The completion by WWI, directly or indirectly, on or before closing, of a distribution of its securities by way of private placement, to raise gross proceeds of not less than (Cdn)$25,000,000, on the basis as set out in Schedule "C" hereto;

(e) Manas will provide management ("New Management") for WWI acceptable to WWI, acting reasonably;

(f) Establishment of a Board of Directors for WWI (the "New Board") comprised of six people, three of which will be appointed by the current board of WWI and three of which will be appointed by the Board of Manas;

(g) Granting of stock options, exercisable at the minimum price as may be permitted by the TSX Venture Exchange, to the New Management and New Board in amounts to be determined by the New Board; and

(h) The completion by Manas and filing with applicable regulatory authorities of all required reserve reports and/or evaluation reports concerning the properties held by DWM.

5. **Access to Information**. Immediately upon the parties' execution of this Letter of Intent, each of Manas and WWI and their respective attorneys, accountants and financial advisors will have full access during normal business hours to all employees, consultants, assets, properties, books, accounts, records, tax returns, contracts and other documents of DWM and WWI, provided however, that such access will not materially interfere with the normal business operations of such corporation. In the event the parties terminate their discussions for any reason, each of Manas and WWI will promptly return all documents and other materials so provided to it.

6. **Use and Confidentiality**. All of the information, records, books and data to which each party and/or their respective representatives are given access as set forth above will be used by such party solely for the purpose of analyzing the transaction contemplated hereby and will be treated on a confidential basis. The terms, conditions and existence of this Letter of Intent and all discussions between the parties will also be treated on a confidential basis subject to appropriate disclosure to regulatory authorities and as otherwise required by the rules of any securities exchange which may be applicable. Subject to compliance with applicable regulatory policies, all announcements to third parties pertaining to the contemplated transaction will be subject to review and reasonable consultation of all parties before public disclosure.

7. **Closing**. The closing of the contemplated transactions will occur as soon as reasonably possible after the satisfaction of all conditions precedent specified in the Definitive Agreement, but in any event, on or before January 31, 2010 unless such date is extended by the parties.

8. **Agreement Not To Sell WWI or Operation of Business of WWI**. Commencing immediately, WWI and its respective agents will not, nor will it permit any of its officers, employees or agents (including without limitation, investment bankers, attorneys and accountants) to directly or indirectly solicit, discuss, encourage or accept any offer for the purchase of WWI or the business and/or the assets of WWI, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell WWI or the business and/or the assets of WWI. In addition, WWI will conduct its operations according to the ordinary and usual course of business consistent with past practices and will not enter into any material transactions or incur any material liabilities without first obtaining the consent of Manas, which consent will not be unreasonably withheld or delayed. The obligations set forth in this Section 8 will terminate on termination of this Letter of Intent by either party, or on November 30, 2009, if by such date a Definitive Agreement has not been executed and delivered by the parties, unless otherwise agreed by the parties.

9. **Agreement Not To Sell DWM or Operation of Business of DWM**. Commencing immediately, Manas and its respective agents will not, nor will it permit any of its or DWM's officers, employees or agents (including without limitation, investment bankers, attorneys and accountants) to directly or indirectly solicit, discuss, encourage or accept any offer for the purchase of DWM or the

business and/or the assets of DWM, whether as a primary or back-up offer, or take any other action with the intention or reasonably foreseeable effect of leading to any commitment or agreement to sell DWM or the business and/or the assets of DWM. In addition, Manas cause the operations of DWM to be conducted according to the ordinary and usual course of business consistent with past practices and will ensure that DWM does not enter into any material transactions or incur any material liabilities without first obtaining the consent of WWI, which consent will not be unreasonably withheld or delayed. The obligations set forth in this Section 9 will terminate on termination of this Letter of Intent by either party, or on November 30, 2009, if by such date a Definitive Agreement has not been executed and delivered by the parties, unless otherwise agreed by the parties.

10. **Costs and Expenses**. Except as otherwise specifically set forth herein, each party will bear its own expenses in connection with the contemplated transaction, including, without limitation, the costs and expenses of all attorneys, engineers, brokers, investment bankers, agents and finders employed by such party. The parties will indemnify each other against any claims, costs, losses, expenses or liabilities arising from any claim for commissions, finder's fees or other compensation in connection with the contemplated transaction, which may be asserted by any person, based on any agreement or arrangement for payment by the other party. The parties acknowledge that Endeavour Financial and Peninsula Merchant Corp. will be paid transaction fees in the aggregate of 4 million common shares of WWI and 5% of the proceeds of the financing referred to in Section 4(d). A fee of 4 million shares of WWI is payable to Overseas Financial Group ("OFG") upon closing of the transaction.

11. **Currency**. All dollar amounts referred to herein are expressed in Canadian dollars, unless otherwise indicated.

12. **Choice of Law**. This Letter of Intent shall be construed in accordance with the laws of the Province of British Columbia and the parties attorn to the exclusive jurisdiction of the courts of British Columbia in respect of all disputes arising hereunder.

13. **Execution in Counterpart**. The parties may execute this Letter of Intent in two or more counterparts and by facsimile each of which is deemed to be an original and all of which will constitute one agreement, effective as of the date given above.

14. **Letter of Intent**. This Letter Agreement is intended to be binding upon the Parties until superseded by a Definitive Agreement.

15. **Best Efforts**. The parties will use their best efforts to complete and execute the Definitive Agreement by November 30, 2009. If the parties have not executed the Definitive Agreement or extended the time for doing so in writing by November 30, 2009, this Letter of Intent shall terminate without further obligation of either party.

If the foregoing accurately sets forth your understanding, please date, sign and return the enclosed copy of the Letter of Intent to the undersigned. In the event this letter is not accepted on or before 4:00 p.m. (Vancouver time), on November 19, 2009, the provisions of this letter will be null and void.

Yours very truly,

WWI RESOURCES LTD.

Per: ______________________________
Authorized Signatory

AGREED AND ACCEPTED this 19 day of November, 2009.

MANAS PETROLEUM CORPORATION

Per: /S/Michael J. Velletta
MICHAEL J. VELLETTA

SCHEDULE "A"

Outstanding Capital of WWI

Common Shares:	120,081,466
Stock Options:	5,050,000 stock options outstanding of which: 1,100,000 are exercisable at $0.15 until November 29, 2011 700,000 are exercisable at $0.30 until November 29, 2011 2,250,000 are exercisable at $0.15 until April 4, 2013 1,000,000 are exercisable at $0.15 until January 8, 2019
Warrants	15,000,000 warrants exercisable at a price of $0.26 until January 18, 2013 150,000 warrants exercisable at a price of $0.26 until January 18, 2010

SCHEDULE "B"

Outstanding Capital of DWM

Common Shares:

Convertible Securities: ♦
[detailed list with particulars options and warrants]

SCHEDULE "C"

Private Placement Financing

100,000,000 units at a price of $0.25 per unit, each unit consisting of one common share and one common share purchase warrant, each warrant entitling the holder to purchase one common shares at a price of $0.45 per common share for a period of five years from closing.